SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

Rockwell Collins, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 20, 2004

Dear Shareowner:

You are cordially invited to attend the 2005 Annual Meeting of Shareowners of the Corporation.

The meeting will be held at The Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa, on Tuesday, February 15, 2005, at 10:00 a.m. (Central Standard Time). At the meeting we will present a current report of the activities of the Corporation followed by discussion and action on the matters described in the Proxy Statement. Shareowners will have an opportunity to comment on or inquire about the affairs of the Corporation that may be of interest to shareowners generally.

If you plan to attend the meeting, please indicate your desire in one of the ways described in the box on the last page of the Proxy Statement.

We sincerely hope that as many shareowners as can conveniently attend will do so.

Sincerely yours,

Clayton M. Jones

Chairman, President and Chief Executive Officer

ROCKWELL COLLINS, INC.

400 Collins Road NE, Cedar Rapids, Iowa 52498

Notice of 2005 Annual Meeting of Shareowners

To the Shareowners of

ROCKWELL COLLINS, INC.:

Notice Is Hereby Given that the 2005 Annual Meeting of Shareowners of Rockwell Collins, Inc. will be held at The Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa, on Tuesday, February 15, 2005, at 10:00 a.m. (Central Standard Time) for the following purposes:

(1)	to elect three members of the Board of Directors of the Corporation with terms expiring at the Annual Meeting in 2008;

(2)	to consider and vote upon a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Corporation for fiscal year 2005; and

(3)	to transact such other business as may properly come before the meeting.

Only shareowners of record at the close of business on December 17, 2004 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

Gary R. Chadick

Secretary

December 20, 2004

Note: The Board of Directors solicits votes by the execution and prompt return of the accompanying proxy in the enclosed return envelope or by use of our telephone or Internet voting procedures.

ROCKWELL COLLINS, INC. PROXY STATEMENT

- i -

PROXY STATEMENT

The 2005 Annual Meeting of Shareowners of Rockwell Collins, Inc. will be held on February 15, 2005, for the purposes set forth in the accompanying Notice of 2005 Annual Meeting of Shareowners.

This statement and the accompanying proxy, which are first being sent to shareowners on or about December 28, 2004, are furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and at any adjournment thereof. If a shareowner duly executes and returns a proxy in the accompanying form or uses our telephone or Internet voting procedures to authorize the named proxies to vote the shareowner’s shares, those shares will be voted as specified, and if no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. The proxy and any votes cast using our telephone or Internet voting procedures may be revoked prior to exercise at the meeting by delivering written notice of revocation to the Secretary of the Corporation, by executing a later dated proxy, by casting a later vote using the telephone or Internet voting procedures or by attending the meeting and voting in person.

VOTING SECURITIES

Only shareowners of record at the close of business on December 17, 2004, the record date for the meeting, are entitled to notice of, and to vote at, the meeting. On December 17, 2004, we had outstanding 177,881,112 shares of our Common Stock, par value $0.01 per share (Common Stock). Each holder of Common Stock is entitled to one vote for each share held. We have no class or series of shares currently outstanding other than our Common Stock.

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members. Our Restated Certificate of Incorporation provides that the Board of Directors shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year with terms extending to the third succeeding Annual Meeting after election. The Restated Certificate of Incorporation provides that the Board of Directors shall maintain the three classes so as to be as nearly equal in number as the then total number of directors permits. The three directors in Class I who are elected at the 2005 Annual Meeting will serve for a term expiring at our Annual Meeting in the year 2008. The three directors in Class II and the two directors in Class III are serving terms expiring at our Annual Meeting in 2006 and 2007, respectively.

It is intended that proxies in the accompanying form properly executed and returned to our proxy tabulator or shares properly authorized to be voted in accordance with our telephone or Internet voting procedures will be voted at the meeting, unless authority to do so is withheld, for the election as directors of the three nominees specified in Class I — Nominees for Directors with Terms Expiring in 2008 below, each of whom now serves as a director with a term extending to the 2005 Annual Meeting and until a successor is elected and qualified. If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is expected that proxies in the accompanying form or shares properly authorized to be voted with our telephone or Internet voting procedures will be voted at the meeting for the election of a substitute nominee or, in lieu thereof, the Board of Directors may reduce the number of directors.

INFORMATION AS TO NOMINEES FOR

DIRECTORS AND CONTINUING DIRECTORS

There is shown below for each nominee for director and each continuing director, as reported to us as of December 1, 2004, the nominee’s or continuing director’s name, age and principal occupation; the position, if any, with us; the period of service as a director of our company; other public company directorships held; and the committees of the Board of Directors on which the nominee or continuing director serves.

CLASS I — NOMINEES FOR DIRECTORS WITH TERMS EXPIRING IN 2008

General Michael P.C. Carns (U.S. Air Force, Ret.) Age 67

Private Consultant.  General Carns has been a director of our company since September 2001. He is the Chairman of the Technology Committee and a member of the Board Nominating and Governance Committee. He was Vice Chairman of PrivaSource Inc. (software firm) from 2001 to 2004. He served in the United States Air Force for 35 years until his retirement in September 1994. From May 1991 until his retirement General Carns served as Vice Chief of Staff, United States Air Force. Prior thereto, he served as Director of the Joint Staff, Joint Chiefs of Staff from September 1989. General Carns served as President and Executive Director of the Center for International Political Economy from 1995 to February 2000. General Carns is a director of Engineered Support Systems, Inc. and Mykrolis Corporation and is a former director of DynCorp. Inc. and Mission Research Corporation. He is also a member of the board of various early stage ventures, the Department of Defense Science Board and numerous professional and civic organizations.

Chris A. Davis Age 54

Chairman and Chief Executive Officer, McLeodUSA Incorporated.  Ms. Davis has been a director of our company since February 2002. She is a member of the Compensation Committee. Ms. Davis has been Chairman of the Board of Directors and Chief Executive Officer of McLeodUSA Incorporated (telecommunications) since April 2002. She served as Chief Operating and Financial Officer of McLeodUSA from August 2001 to April 2002. She served as Executive Vice President, Chief Financial and Administrative Officer of ONI Systems (telecommunications) from May 2000 to August 2001. She served as Executive Vice President, Chief Financial and Administrative Officer and director of Gulfstream Aerospace Corporation (business aircraft) from 1993 to April 2000. Ms. Davis also serves on the boards of directors of Cytec Industries, Inc. and Wolverine Tube, Inc. and is a Special Limited Partner with Forstmann Little & Co.

Joseph F. Toot, Jr. Age 69

Retired President and Chief Executive Officer, The Timken Company.  Mr. Toot has been a director of our company since June 2001. He is the Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Toot is the retired President and Chief Executive Officer of The Timken Company (tapered roller bearings and specialty steel). He joined The Timken Company in 1962 and served in various senior executive positions until his election as Executive Vice President in 1973, President in 1979 and Chief Executive Officer in 1992. He retired as President and Chief Executive Officer of Timken in December 1997 and then served as Chairman of the Executive Committee from July 1998 until April 2000. Mr. Toot is also a director of Timken and Rockwell Automation, Inc. He is a member of the Supervisory Board of PSA Peugeot Citroën. Mr. Toot has also served as a director, officer, trustee or member of various community, charitable and philanthropic organizations.

CLASS II — CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2006

Anthony J. Carbone Age 63

Vice Chairman of the Board and Senior Consultant, The Dow Chemical Company. Mr. Carbone has been a director of our company since June 2001. He is the Chairman of the Board Nominating and Governance Committee and a member of the Audit Committee and the Executive Committee. Mr. Carbone has been Vice Chairman of the Board of Directors of The Dow Chemical Company (chemical, plastic and agricultural products) since February 2000 and Senior Consultant of Dow since November 2000. He served as Executive Vice President of Dow from November 1996 to November 2000 and has served as a director of Dow since 1995. He is a member of the American Chemical Society and former board member and Chairman of the American Plastics Council and the Society of Plastics Industries. Mr. Carbone has also served on the Advisory Council of the Heritage Foundation.

Clayton M. Jones Age 55

Chairman, President and Chief Executive Officer of the Corporation.  Mr. Jones has been a director of our company since March 2001. He has been our Chairman of the Board since June 2002 and President and Chief Executive Officer since June 2001. Mr. Jones is a member of the Executive Committee. He served as Senior Vice President of Rockwell International (electronic controls and communications) and President of Rockwell Collins, Inc., then a subsidiary of Rockwell, from January 1999 to May 2001. He served as Executive Vice President of Rockwell Collins, Inc. from November 1996 to January 1999. Mr. Jones is a former Air Force fighter pilot. He also serves as a director of the Unisys Corporation and as a director or member of a number of professional and civic organizations.

Cheryl L. Shavers Age 50

Chairman and Chief Executive Officer, Global Smarts, Inc. Dr. Shavers has been a director of our company since September 2002. She is a member of the Technology Committee. Dr. Shavers has been the Chairman and Chief Executive Officer of Global Smarts, Inc. (content development) since February 2001. She served as Under Secretary of Commerce for Technology for the United States Department of Commerce from November 1999 to February 2001 after having served as its Under Secretary Designate from April 1999 to November 1999. She served as Sector Manager, Microprocessor Products Group for Intel Corporation (chip maker) prior to April 1999. She also served as non-executive chairman of BitArts Ltd. (software development) from 2001 to December 2003.

CLASS III — CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2007

Donald R. Beall Age 66

Retired Chairman and Chief Executive Officer, Rockwell International Corporation. Mr. Beall has been a director of our company since June 2001 and served as non-executive Chairman of the Board from June 2001 to June 2002. He is the Chairman of the Executive Committee and a member of the Technology Committee. Mr. Beall is the retired Chairman and CEO of Rockwell International and was a director of Rockwell International from 1978 to February 2001. He served as Chairman/CEO of Rockwell International from 1988 to February 1998 and President from 1979 to 1988. Mr. Beall serves on the boards of Conexant Systems, Skyworks Solutions, Mindspeed Technologies, Jazz Semiconductor and CT Realty. He is a former director of Procter & Gamble, Times Mirror, Amoco and ArvinMeritor. He is a member of various University of California – Irvine supporting organizations and an Overseer of the Hoover Institution at Stanford. He is an investor, director and/or advisor with several private companies and investment partnerships.

Richard J. Ferris Age 68

Retired Co-Chairman, Doubletree Corporation. Mr. Ferris has been a director of our company since June 2001. He is the Chairman of the Compensation Committee and a member of the Audit Committee. Mr. Ferris served as Co-Chairman of Doubletree Corporation (hotel services) and Co-Chairman of Doubletree Partners from 1993 to 1997. He is the former Chairman, President and Chief Executive Officer of UAL Corporation (travel related services), a position he held from April 1976 to June 1987. He was a private investor for more than five years following his resignation from UAL. Mr. Ferris is Chairman, Policy Board of PGA Tour Inc., Co-Chairman of Pebble Beach Co. and is a former director of The Procter & Gamble Company and British Petroleum (BP PLC).

The Board of Directors recommends that you vote “FOR” the election as directors of the three Class I nominees named above, which is presented as item (1) on the accompanying proxy card.

CORPORATE GOVERNANCE;

BOARD OF DIRECTORS AND COMMITTEES

Our business is managed through the oversight and direction of the Board of Directors. Our Board seeks to maintain high corporate governance standards. The Board of Directors has determined that no director other than Messrs. Jones and Beall has a material relationship with our company (other than as a director). Accordingly, six of our eight directors are “independent” directors based on an affirmative determination by our Board of Directors in accordance with the listing standards of the New York Stock Exchange and Securities & Exchange Commission (“SEC”) rules.

The directors regularly keep informed about our business at meetings of the Board and its Committees and through various supplemental reports and communications between meetings. Our non-management directors meet regularly in executive sessions without the presence of any corporate officers. These executive sessions are chaired by the Chair of the Executive Committee (currently Mr. Beall) or a director designated by the independent directors who has the relevant background to lead the discussion of a particular matter.

We continue to enhance our corporate governance structure from time to time in light of regulatory activity and based upon a review of recommended best practices. In fiscal year 2004, the Board of Directors adopted minimum qualifications for directors and adopted a new web based mechanism for shareowners to communicate directly with them. We also made enhancements to our documentation regarding internal control over financial reporting and made improvements to the process utilized by our internal Disclosure Committee for evaluating the effectiveness of internal control. Our corporate governance documents are available free of charge on our website at www.rockwellcollins.com. These documents include our Restated Certificate of Incorporation, By-Laws, Board of Directors Guidelines on Corporate Governance, Committee Charters, Board Membership Criteria and Code of Ethics.

In fiscal year 2004, the Board of Directors held six meetings and acted on two occasions by unanimous written consent in lieu of a meeting. All of the directors attended 100 percent of the meetings of the Board and the Committees on which they served. Directors are expected to attend the Annual Meeting of Shareowners unless they have a valid reason such as a schedule conflict. Last year, seven of our eight directors attended our 2004 Annual Meeting of Shareowners.

The Board has established five committees whose principal functions are briefly described below.

The Audit Committee is composed of three independent directors. It assists the Board in overseeing (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; and (v) the performance of our internal and independent auditors. The Audit Committee also:

•	has sole authority to appoint or replace our independent auditors, with that appointment being subject to shareowner approval;

•	has sole authority to approve in advance the fees, scope and terms of all audit and non-audit engagements with our independent auditors;

•	monitors compliance of our employees with our standards of business conduct and conflict of interest policies; and

•	meets at least quarterly with our senior executive officers, internal audit staff and our independent auditors in separate executive sessions.

The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which is attached as Exhibit A to this Proxy Statement. The Committee met seven times during fiscal year 2004.

The Board Nominating and Governance Committee, which is composed of two independent directors, has as part of its principal functions seeking, considering and recommending to the Board qualified candidates for election as directors and recommending a slate of nominees for election as directors at the Annual Meeting. It also periodically prepares and submits to the Board for adoption the Committee’s selection criteria for director nominees (“Board Membership Criteria”). It reviews and makes recommendations on matters involving general operation of the Board and our corporate governance, and it annually recommends to the Board nominees for each committee of the Board. In addition, the Committee annually facilitates the assessment of the Board of Directors’ performance as a whole and of the individual directors and reports thereon to the Board. The Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates. For more information regarding the Committee’s role in director nominations, see “Director Nominations” below. The Committee members met four times during fiscal year 2004.

The Compensation Committee is composed of three independent directors, who are ineligible to participate in any of the plans or programs which are administered by the Committee, except our Directors Stock Plan. The principal functions of the Compensation Committee are to evaluate the performance of our senior executives; review and approve senior executive compensation plans, policies and programs; consider the design and competitiveness of our compensation plans; administer and review changes to our incentive, deferred compensation, stock option and long-term incentives plans pursuant to the terms of the respective plans; and produce an annual report on executive compensation for inclusion in our proxy statement. The Committee also reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and after receiving input from the Board, determines the CEO’s compensation. The Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of CEO or senior executive compensation. The Committee met four times and acted on three occasions by unanimous written consent during fiscal year 2004.

The Executive Committee is composed of Mr. Jones and two non-management directors. The principal functions of the Executive Committee are to discharge certain responsibilities of the Board of Directors between meetings of the Board of Directors. The Committee may exercise all of the powers of the Board of Directors except it has no power or authority to adopt, amend or repeal any sections or articles of our By-Laws or Restated Certificate of Incorporation; elect or remove officers, or fill vacancies in the Board of Directors or in committees; fix compensation for officers, directors or committee members; amend or rescind prior resolutions of the Board; make recommendations to shareowners or approve transactions which require shareowner approval; issue additional stock of the Corporation or fix or determine the designations and any of the rights and preferences of any series of stock or take certain other actions specifically reserved for the Board. The Committee met two times during fiscal year 2004.

The Technology Committee is composed of three non-management directors. The principal functions of the Technology Committee are to review and oversee important technology-based issues, including the assessment of (i) our investments in technology, research resources and product development; (ii) our technology leadership based upon benchmarking against other recognized technology centers (corporate, government and universities); (iii) the strength and integrity of our engineering and manufacturing processes and disciplines; (iv) the application of information and other advanced technologies in our business to enhance productivity and competitiveness; and (v) the quality of our research and engineering intellectual capital and any related trends. The Committee met two times during fiscal year 2004.

Compensation of Directors

The non-employee directors currently receive a retainer fee at the rate of $74,000 per year for service on the Board of Directors. No additional retainer is paid for service on Committees. Under the Directors Stock Plan, one-half of the retainer is paid in cash quarterly in advance and one-half is paid in restricted shares of Common Stock valued at the closing price of the Common Stock on the date the initial installment of the cash portion of the annual retainer payment is to be made (generally the first day of each fiscal year). Under the Directors Stock Plan, each non-employee director is entitled to defer all or any part of the cash portion of his or her retainer by electing to receive additional restricted shares of Common Stock valued at the closing price of the Common Stock on the New York Stock Exchange – Composite Transactions Reporting System on the date the cash portion of the retainer payment or fees would otherwise be paid. Directors are reimbursed for all reasonable expenses associated with attending board and committee meetings and otherwise relating to their director duties. Directors are eligible to obtain up to $5,000 in matching charitable gifts.

Under the Directors Stock Plan, each non-employee director is granted an option to purchase 10,000 shares of Common Stock effective concurrently with the director’s election to our Board. Following the completion of one year of service on the Board, each non-employee director is granted an option to purchase 5,000 shares of Common Stock immediately after each Annual Meeting of Shareowners of the Corporation. The exercise price for all options granted under the Directors Stock Plan are set at the closing price of the Common Stock on the New York Stock Exchange-Composite Transactions Reporting System on the date of grant, and the options become exercisable in three substantially equal installments on the first, second and third anniversaries of the grant date.

Mr. Beall received, in addition to the standard non-employee director retainer fees described above, a consulting fee of $150,000 for the twelve months ending June 30, 2003 and received a consulting fee of $50,000 for the twelve months ending June 30, 2004 pursuant to a transition agreement entered into when he ceased serving as our non-executive Chairman. Mr. Beall also currently receives directly or indirectly approximately $20,000 per month for office, telecommunication and administrative services. Payment for these office, telecommunication and administrative services are benefits granted by Rockwell International Corporation (now known as Rockwell Automation, Inc.) (“Rockwell”) that were assumed by us in our spin-off from Rockwell (the “Distribution”) and are not compensation for services provided to us as a director. Mr. Beall also receives various retirement benefits associated with his years of service with Rockwell that were assumed by us in the Distribution.

Director Nominations

The Board Nominating and Governance Committee is responsible for identifying individuals who meet the Board’s membership criteria, and recommending to the Board the election of such individuals. The Committee identifies qualified candidates in many ways including utilizing outside search firms and by receiving suggestions from directors, management and shareowners. Shareowners wishing to recommend director candidates for consideration by the Committee can do so by writing to the Board Nominating and Governance Committee, c/o the Secretary of the Corporation at our corporate headquarters in Cedar Rapids, Iowa, giving the candidate’s name, biographical data and qualifications. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. In addition to recommending nominees to the Committee, shareowners may also propose nominees for consideration at shareowner meetings. These nominee proposals must be timely provided and otherwise meet the requirements set forth in our By-Laws. See “Shareowner Proposals for Annual Meeting in 2006” set forth later in this proxy statement.

The Committee evaluates the qualifications of candidates properly submitted by shareowners under the same criteria and in the same manner as potential nominees identified by the company. Director candidates are reviewed by the Committee against various general guidelines set forth in the Board Membership Criteria, a copy of which can be found at www.rockwellcollins.com under the Investor Relations tab as part of the Committee’s Charter. In addition to the general guidelines, the Committee has identified the following minimum qualifications for Board membership: Each nominee for director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy setting, have a reputation for working constructively with others, have sufficient time available to devote to the affairs of our company, be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director, and be under the age of 70 as of the meeting of shareowners for which he or she will stand for election.

Communicating with Board Members

As discussed above, the Chair of the Executive Committee generally presides as the chair at regular executive sessions of our non-management directors. Any shareowner or other interested party who has a concern or inquiry regarding the Board’s oversight of our company may communicate directly with this presiding director by sending an email to presidingdirector@rockwellcollins.com or writing to: Presiding Director, Rockwell Collins, Inc., 400 Collins Road NE, Cedar Rapids, IA 52498. Communications may also be sent to non-employee directors, as a group or individually, by sending an email to boardofdirectors@rockwellcollins.com or by writing to Board of Directors (or one or more directors by name), Attn: Corporate Secretary, Rockwell Collins, Inc., 400 Collins Road NE, Cedar Rapids, IA 52498. Upon receipt of any communication, the Corporate Secretary will determine the nature of the communication and will act as an agent in facilitating direct communication with the appropriate director.

CERTAIN TRANSACTIONS AND OTHER RELATIONSHIPS

In connection with the Distribution, we entered into several agreements with Rockwell, including agreements relating to services to be provided by Rockwell to us and by us to Rockwell following the Distribution. At the time these agreements were negotiated and executed, certain of our directors and executive officers also served as directors and executive officers of Rockwell. We believe the terms of these agreements to be fair.

There are no other material transactions or other relationships between us and our directors, executive officers or principal shareowners (or any persons or entities affiliated with them), except for director and executive officer compensation, Mr. Beall’s consulting arrangement and Mr. Beall’s Rockwell benefits assumed by us, as described above under the heading “Corporate Governance; Board of Directors and Committees – Compensation of Directors”.

Ms. Davis joined McLeodUSA in August 2001 as Chief Operating and Financial Officer and as a director of the company to effect a turnaround. On January 31, 2002 McLeodUSA filed for a pre-negotiated restructuring under Chapter 11 of the Federal Bankruptcy Code. The bankruptcy court approved the restructuring plan on April 5, 2002 and McLeodUSA emerged from Chapter 11 on April 16, 2002.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and other requirements of the New York Stock Exchange and applicable law and which currently consists entirely of directors who have been deemed “audit committee financial experts” (as defined by applicable Securities and Exchange Commission rules) by our Board, has furnished the following report:

We assist the Board of Directors in overseeing and monitoring the integrity of our financial reporting process, our compliance with legal and regulatory requirements and the quality of our internal and external audit processes. Our role and responsibilities are set forth in a written Charter adopted by the Board of Directors, which is attached as Exhibit A to this Proxy Statement. We review and reassess the Charter annually and recommend any changes to the Board for approval.

We are responsible for overseeing our overall financial reporting process. In fulfilling our responsibilities for the financial statements for fiscal year 2004, we:

•	Reviewed and discussed the audited financial statements for fiscal year 2004 with management and Deloitte & Touche LLP (“Deloitte”), the Corporation’s independent auditors;

•	Discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	Received written disclosures and the letter from Deloitte regarding its independence as required by Independence Standards Board Standard No. 1. We discussed with Deloitte the independence of Deloitte, and considered whether the provision of non-audit services by Deloitte is compatible with maintaining the independence of Deloitte. All audit and non-audit services provided to the Corporation in fiscal year 2004 by Deloitte were pre-approved by us.

Based on our review of the audited financial statements and discussions with management and Deloitte, we recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for fiscal year 2004 for filing with the SEC. The Audit Committee also has reviewed the performance and independence of Deloitte and recommends that shareowners approve the selection of Deloitte as the Corporation’s independent auditors for fiscal year 2005.

Audit Committee

Joseph F. Toot, Jr., Chairman

Anthony J. Carbone

Richard J. Ferris

EQUITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareowners

The following table provides information about each shareowner known to us to own beneficially more than 5% of the outstanding shares of our Common Stock and information about the ownership of Common Stock under our Savings Plans.

Name and Address of Beneficial Owner	Shares	Percent of Class (1)

Barclay Global Investor International 45 Fremont Street San Francisco, CA 94105(2)	14,314,681	8.0%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202(3)	14,229,486	8.0%

Wells Fargo Bank, N.A. Los Angeles, CA (as trustee under Rockwell Automation’s Savings Plans)(4)	11,945,575	6.7%

Fidelity Management Trust Company Boston, MA (as trustee under our Savings Plans)(5)	5,701,098	3.2%

(1)	Percent of class calculation is based on 177,881,112 shares of Common Stock outstanding as of December 17, 2004.

(2)	This information is based on a Schedule 13F filed with the SEC by this shareowner reporting that it beneficially owned 14,314,681 shares of Common Stock as of September 29, 2004. In a Schedule 13G filed with the SEC in February 2004 reporting beneficial ownership data, the shareowner reported that it held sole voting power and sole dispositive power with respect to 11,078,145 shares of Common Stock.

(3)	This information is based on a Schedule 13F filed with the SEC by this shareowner reporting that it beneficially owned 14,229,486 shares of Common Stock as of September 29, 2004. In a Schedule 13G/A filed with the SEC in February 2004 reporting beneficial ownership data, the shareowner reported that it held sole voting power with respect to 3,015,122 shares of Common Stock and sole dispositive power with respect to 13,913,363 shares of Common Stock.

(4)	This information is based on data provided by the trustee as of December 17, 2004. Shares held by the trustee under these Savings Plans on account of the participants in such plans will be voted by the trustee in accordance with written instructions from the participants, or instructions given by the participant pursuant to our telephone or Internet voting procedures, and where no instructions are received, as the trustee deems proper.

(5)	This information is based on data provided by the trustee as of December 17, 2004. Shares held by the trustee under these Savings Plans on account of the participants in such plans will be voted by the trustee in accordance with written instructions from the participants, or instructions given by the participant pursuant to our telephone or Internet voting procedures, and where no instructions are received, the trustee will vote such shares in the same proportion on each issue as it votes those shares for which it has received voting directions from participants.

Management Equity Ownership

The following table shows the beneficial ownership, reported to us as of December 1, 2004, of our Common Stock, including shares as to which a right to acquire ownership within 60 days exists (for example, through the exercise of stock options or through various trust arrangements) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, of each director, each executive officer listed in the table on the next page and of such persons and other executive officers as a group.

	Beneficial Ownership on December 1, 2004
Name	Shares(1)		Percent of Class(2)
Clayton M. Jones	1,157,555	(3,4)	—*
Donald R. Beall	856,127	(4,5,6)	—*
Anthony J. Carbone	21,601	(4,5)	—*
Michael P.C. Carns	18,556	(4,5)	—*
Chris A. Davis	12,723	(4,5)	—*
Richard J. Ferris	21,601	(4,5)	—*
Cheryl L. Shavers	10,383	(4,5)	—*
Joseph F. Toot, Jr.	36,370	(4,5)	—*
Robert M. Chiusano	320,488	(3,4)	—*
Gregory S. Churchill	174,903	(3,4)
Lawrence A. Erickson	323,768	(3,4,7)	—*
Gary R. Chadick	139,889	(3,4)	—*
All of the above and other executive officers as a group (20 persons)	3,591,428	(3,4,5,6,7,8)	2.0

*	Less than 1%
(1)	Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.
(2)	The shares owned by each person, and by the group, and the shares included in the number of shares outstanding have been adjusted, and the percentage of shares owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.
(3)	Includes shares held under our Savings Plan as of December 1, 2004. Does not include 5,686 share equivalents for Mr. Jones, 2,613 share equivalents for Mr. Chiusano, 377 share equivalents for Mr. Churchill, 726 share equivalents for Mr. Erickson, 121 share equivalents for Mr. Chadick and 10,599 share equivalents for the group, held under our Supplemental Savings Plan as of December 1, 2004. These share equivalents under the Supplemental Savings Plan are settled in cash in connection with retirement or termination of employment and may not be voted or transferred.
(4)	Includes shares which may be acquired upon the exercise of outstanding stock options that are or will become exercisable within 60 days as follows: 1,080,214 for Mr. Jones, 742,463 for Mr. Beall, 11,666 for Mr. Carbone, 11,666 for Gen. Carns, 8,332 for Ms. Davis, 11,666 for Mr. Ferris, 6,666 for Dr. Shavers, 16,042 for Mr. Toot, 308,171 for Mr. Chiusano, 163,124 for Mr. Churchill, 301,345 for Mr. Erickson, 129,943 for Mr. Chadick and 3,239,556 for the group.
(5)	Includes 19,359 shares for Mr. Beall, 9,935 shares for Mr. Carbone, 6,890 shares for Gen. Carns, 4,391 shares for Ms. Davis, 9,935 shares for Mr. Ferris, 3,717 shares for Dr. Shavers and 9,128 shares for Mr. Toot granted as restricted stock as compensation for services as directors.
(6)	Includes shares held under Rockwell’s Savings Plan as of December 1, 2004.
(7)	Includes 6,183 shares held by Mr. Erickson’s spouse.
(8)	Includes 107 shares held by an executive officer’s spouse under our Savings Plan as of December 1, 2004.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation, from all sources, of our chief executive officer and our other four most highly compensated executive officers at October 1, 2004 (the “Named Executive Officers”) for services rendered in all capacities to us and our subsidiaries for the fiscal years noted.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation		All Other Compensation (6)
Name and Principal Position	Year	Salary(1)	Bonus(2)	Other Annual Compensation(3)	Stock Options (Shares)(4)	Long-Term Incentive Payouts(5)
Clayton M. Jones Chairman, President and CEO	2004 2003 2002	$750,000 700,000 550,000	$1,430,300 525,000 500,000	$34,826 32,678 33,128	250,000 — 250,000	— $2,475,000 —	$45,000 42,000 33,000

Robert M. Chiusano EVP and COO, Commercial Systems	2004 2003 2002	358,250 331,250 275,000	425,000 142,000 150,000	31,666 27,834 27,603	100,000 — 100,000	— 843,750 —	62,104 19,875 16,500

Gregory S. Churchill (7) EVP and COO, Government Systems	2004 2003 2002	320,250 285,000 200,000	381,000 135,000 68,000	24,747 23,229 33,958	100,000 — 115,000	— 677,250 —	18,038 17,100 12,000

Lawrence A. Erickson SVP and CFO	2004 2003 2002	332,500 306,250 250,000	381,000 137,000 125,000	21,597 25,403 23,701	90,000 — 90,000	— 843,750 —	65,044 18,375 15,000

Gary R. Chadick SVP, General Counsel and Secretary	2004 2003 2002	294,500 280,000 250,000	282,000 110,000 105,000	27,201 24,200 20,200	50,000 — 50,000	— 479,250 —	17,670 16,800 10,000

(1)	Includes amounts deferred by the executives.
(2)	Amounts awarded, even if deferred, under our annual incentive compensation plans for each fiscal year.
(3)	Includes the aggregate incremental cost to us of providing perquisites and personal benefits to the Named Executive Officers for each of the last three years. The amounts reported in this column that represent at least 25% of the total amounts reported are as follows: Mr. Jones $25,200 in 2004, $25,200 in 2003, $24,800 in 2002 for automobile allowance; Mr. Chiusano $20,400 in 2004, $20,400 in 2003, $20,200 in 2002 for automobile allowance; Mr. Erickson $20,400 in 2004; $20,400 in 2003, $20,200 in 2002 for automobile allowance; Mr. Churchill $20,400 in 2004; $20,400 in 2003 and $17,300 in 2002 for automobile allowance and $16,463 in 2002 for tax-gross up for social clubs; and Mr. Chadick $20,400 in 2004; $20,400 in 2003 and $20,200 in 2002 for automobile allowance.
(4)	References to “stock options” relate to awards of options under our 2001 Long-Term Incentives Plan.
(5)	Cash and market value of Rockwell Collins common stock issued in respect of performance units granted under long-term incentive plans for the two-year performance period ended September 30, 2003.
(6)	Amounts contributed or accrued for the Named Executive Officers under the Rockwell Collins savings plans and the related supplemental savings plans, and Rockwell Collins deferred compensation plans. Includes amounts for cashing out accrued benefit for additional payroll under a company provided service indemnity program for Mr. Chiusano $40,609 in 2004 and Mr. Erickson $45,094 in 2004.
(7)	Mr. Churchill was elected an executive officer in June 2002.

We have entered into change of control employment agreements with each of the Named Executive Officers and with certain other executives. Each employment agreement is set to expire in or near July 2005 and becomes effective upon a “change of control” of the Corporation during the term. Each employment agreement provides for the continuing employment of the executive for three years after the change of control on terms and conditions no less favorable than those in effect before the change of control. If the executive’s employment is terminated by us without “cause” or if the executive terminates his or her own employment for “good reason” within that three year period, the executive is entitled to severance benefits equal to a multiple of his or her annual compensation, including bonus, and continuation of other retirement, health and welfare benefits for a number of years equal to the multiple. The multiple is 3 for each of the Named Executive Officers and 3 or 2 for the other executives. In addition, if the executive terminates his or her own employment for any reason during the 30-day window period beginning one year after the change of control, the executive is also entitled to these severance benefits. The executives are entitled to an additional payment, if necessary, to make them whole as a result of any excise tax imposed by the Internal Revenue Code on these change of control payments, unless the safe harbor amount above which the excise tax is imposed is not exceeded by more than 10%, in which event the payments will be reduced to avoid the excise tax.

OPTION GRANTS

Shown below is further information on grants to the Named Executive Officers of options to purchase Common Stock pursuant to our 2001 Long-Term Incentives Plan during fiscal year 2004, which are reflected in the Summary Compensation Table above.

	Individual Grants				Grant Date Value
Name	Number of Securities Underlying Options Granted (Shares)(1)	Percentage of Total Options Granted to the Corporation’s Employees in Fiscal 2004	Exercise or Base Price (Per Share)	Expiration Date	Grant Date Present Value(2)
Clayton M. Jones	250,000	12.6%	$27.97	November 6, 2013	$2,443,000
Robert M. Chiusano	100,000	5.0%	27.97	November 6, 2013	977,000
Gregory S. Churchill	100,000	5.0%	27.97	November 6, 2013	977,000
Lawrence A. Erickson	90,000	4.5%	27.97	November 6, 2013	879,000
Gary R. Chadick	50,000	2.5%	27.97	November 6, 2013	489,000

(1)	Granted on November 6, 2003 and exercisable in three substantially equal annual installments beginning November 6, 2004.
(2)	Valued under the Black-Scholes option pricing model which produces a per share option value of $9.77 for the November 6, 2003 grants, using the following assumptions and inputs: options exercised after 5 years, expected stock price volatility of 0.40, dividend yield of 1.51% and interest rate of 3.49%, which was the zero coupon 5-year Treasury bond rate at the date of grant. The actual values, if any, that the executive officer may realize from these options will depend solely on the gain in stock price over the exercise price when the options are exercised.

The Black-Scholes option pricing model, on which the present value of the stock options granted to the Named Executive Officers is based, attempts to portray the value of an option at the date of grant. While the options have no value if the stock price does not increase, were we to use the Black-Scholes value of $9.77 to estimate possible future gains on the options granted on November 6, 2003 to derive a future stock price at the end of the 5-year period when it is assumed the options would be exercised, the shareowners of the approximately 177 million shares outstanding on the grant date of those options (assuming that number of shares remains outstanding) would realize aggregate appreciation of approximately $1.7 billion compared to aggregate appreciation on the options for the Named Executive Officers of approximately $5.8 million.

LONG-TERM INCENTIVES PLAN-AWARDS IN LAST FISCAL YEAR

The following table provides information on multi-year performance units, denominated in cash, awarded under our 2001 Long-Term Incentives Plan to the Named Executive Officers during fiscal year 2004.

	Performance or Other Period Until Maturation or Payout(1)	Estimated Future Payouts Under Non-Stock Price-Based Plans(2)

		Threshold	Target	Maximum

Clayton M. Jones	FY04-FY06	$96,000	$600,000	$2,160,000
Robert M. Chiusano	FY04-FY06	40,000	250,000	900,000
Gregory S. Churchill	FY04-FY06	40,000	250,000	900,000
Lawrence A. Erickson	FY04-FY06	36,000	225,000	810,000
Gary R. Chadick	FY04-FY06	20,000	125,000	450,000

(1)	These awards cover the multi-year performance period specified in the table. Our Compensation Committee will determine after completion of the performance cycles ending on September 29, 2006, and consistent with the terms of the awards, whether the performance objectives have been achieved and the payout amounts, if any. Certain amounts are to be paid under the terms of the award in the event of a change of control of the Corporation during the performance period.
(2)	Amounts, if any, to be paid in cash will depend on the level of achievement of our performance goals. If minimum performance criteria are not satisfied, no payouts will be made. Performance goals for the FY04-FY06 awards are based upon sales growth and return on sales, with a potential adjustment up or down by twenty percent depending on our total shareowner return measured against a group of peer companies.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

The following table shows (i) exercises by the Named Executive Officers during fiscal year 2004 of options to purchase Common Stock granted under our 2001 Long-Term Incentives Plan or deemed to have been granted under our 2001 Stock Option Plan; and (ii) unexercised options to purchase Common Stock granted to the Named Executive Officers in fiscal year 2004 and prior years under such plans and held by them at October 1, 2004.

	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options Held At October 1, 2004(1)		Value of Unexercised In-the-Money Options At October 1, 2004(1)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Clayton M. Jones	48,104	$507,624	996,882	381,634	$16,046,479	$4,152,523
Robert M. Chiusano	7,854	55,596	274,839	145,409	4,250,235	1,622,639
Gregory S. Churchill	4,061	75,872	129,792	141,716	2,076,103	1,641,850
Lawrence A. Erickson	—	—	284,884	129,661	4,557,366	1,453,986
Gary R. Chadick	5,055	37,642	113,277	66,668	2,075,458	779,356

(1)	Includes options that were granted by Rockwell prior to the Distribution that were converted into options to purchase our Common Stock, on the same terms and vesting schedule as the Rockwell options but with adjustments to the exercise price and the number of shares for which such options are exercisable to preserve the aggregate intrinsic value of the options.
(2)	The value of unexercised options is based on the difference between the exercise price and the closing price of our Common Stock on October 1, 2004 ($37.91), the last trading day in fiscal year 2004.

RETIREMENT BENEFITS

All of the Named Executive Officers participate in a defined benefit pension plan which qualifies under Section 401(a) of the Internal Revenue Code.

The following table shows the estimated annual retirement benefits payable on a straight life annuity basis to executive officers, in the earnings and years of service classifications indicated, under our retirement plans on a noncontributory basis. The executive officers are covered by enhanced, early build-up retirement benefit provisions broadly available to the other plan participants hired before 1993. The retirement benefits reflect a reduction to recognize in part our cost of Social Security benefits related to service for us and Rockwell. The plans also provide for the payment of benefits to an employee’s surviving spouse or other beneficiary based upon the employee’s election at retirement. Employees and their beneficiaries receive reduced annual benefits if the surviving spouse or other beneficiary benefits apply.

	Estimated Annual Retirement Benefits for Retirements in 2005 For Years of Credited Service
Average Annual Earnings	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 or More Years
$250,000	$32,388	$64,806	$97,195	$102,895	$108,596	$114,296	$119,996
500,000	65,713	131,481	197,195	209,145	221,096	233,046	244,996
750,000	99,038	198,156	297,195	315,395	333,596	351,796	369,996
1,000,000	132,363	264,831	397,195	421,645	446,096	470,546	494,996
1,500,000	199,013	398,181	597,195	634,145	671,096	708,046	744,996

Covered compensation includes salary and annual bonus. The calculation of retirement benefits under the plans generally is based upon average earnings for the highest five years of the ten years preceding retirement. Such average compensation as of September 30, 2004 for Mr. Jones was $893,500; for Mr. Chiusano was $404,491; for Mr. Churchill was $263,785; for Mr. Erickson was $352,170; and for Mr. Chadick was $296,658. The credited years of service as of October 1, 2004 of Messrs. Jones, Chiusano, Churchill, Erickson and Chadick are 25, 26, 24, 29 and 3 years, respectively.

Sections 401(a)(17) and 415 of the Internal Revenue Code can have the effect of limiting the benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, we have established a non-qualified supplemental pension plan which authorizes the payment of any benefits calculated under provisions of the applicable retirement plan which may be above the limits under these sections.

The Named Executive Officers also participate in or are eligible to participate in our non-qualified supplemental savings plan and deferred compensation plan. We have established a master rabbi trust relating to these non-qualified plans and the non-qualified pension plan. The master rabbi trust requires that, upon a change of control, we fund the trust in a cash amount equal to the unfunded accrued liabilities of these non-qualified plans as of such time.

We announced on August 7, 2003 that our U.S. qualified and non-qualified defined benefit pension plans would no longer accrue benefits for salary increases and service rendered after September 30, 2006. This change affects all our domestic pension plans covering salaried and hourly employees not covered by collective bargaining agreements, including the Named Executive Officers. Effective October 1, 2006 we will expand our defined contribution savings plan to include an additional company contribution for the affected employees.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors, which consists entirely of independent directors, has furnished the following report on executive compensation:

Compensation Philosophy

We have developed and implemented compensation policies, plans and programs intended to “pay for performance.” We set base salaries and incentive compensation to be competitive with other major U.S. industrial and peer companies. We consider the total compensation (earned or potentially available, including retirement and other benefits) of each of the Named Executive Officers and the other designated senior executives in establishing each element of compensation. In our review, we consider the following: (1) industry, peer group and national surveys of other major U.S. industrial companies; (2) reports of the independent compensation consultants who advise us on our compensation programs in comparison with those of other companies which the consultants believe compete with us for executive talent; and (3) performance judgments regarding the past and expected future contributions.

Compensation for Fiscal Year 2004

• Base Salary — The base salaries of our senior executives, including the Named Executive Officers, were adjusted by us effective January 1, 2004 after consultation with our independent compensation advisors. The recommended base salaries were based on data from industry, peer group and national surveys of other major U.S. industrial companies that are believed to compete with us for executive talent.

• Annual Incentives — Each year, we review with the Chief Executive Officer the company goals and objectives tied to annual incentives. These include measurable financial return and shareowner value creation objectives as well as long-term leadership goals that in part require more subjective assessments. We also establish annual target payouts for the individual executives based on levels of responsibilities and consultation with our independent compensation advisors. After the end of the fiscal year, we evaluate corporate and business unit or shared service performance and consider the results together with the contributions made by the individual executives in awarding annual incentive compensation.

We assessed fiscal year 2004 performance in November 2004, evaluated the assessment by our Chief Executive Officer of individual performance of key employees other than himself, applied the methodology set for that year and granted annual incentive compensation awards (see the column headed “Bonus” in the Summary Compensation Table under Executive Compensation above) to the Named Executive Officers and other designated senior executives. The company’s financial performance against the sales, earnings per share and working capital goals for the year was outstanding and yielded payouts for participants at 190.7% of each person’s target (subject to adjustment for reporting unit and individual performance). Our Annual Incentive Compensation Plan for Senior Executive Officers (Senior Executive ICP), approved by shareowners at the 2002 Annual Meeting, provides for a maximum amount for the awards that can be allocated each year to our Chief Executive Officer and to the other Named Executive Officers. The annual incentive awards for 2004 were below the maximum allowed by the Senior Executive ICP.

• Long Term Incentives — Annually we evaluate the type of long-term incentives we believe are most likely to achieve our total compensation objectives. We have been providing long-term incentives through annual grants of stock options and multi-year performance unit awards, denominated in cash (LTIPs). We consider these stock option and LTIP grants to executives to be an important component of our pay for performance philosophy. The awards are designed to align management’s interests with those of our shareowners and to reward outstanding performance. We believe that the stock option and cash LTIP grants serve as an important retention tool because the stock options vest in three equal installments over a three year period and each cash LTIP is paid after a multi-year performance period. We will continue to monitor stock option expensing developments and other factors in designing future long term incentive awards.

At our November 2003 meeting, we provided for grants of stock options and three year cash LTIPs to executives and other employees under our 2001 Long-Term Incentives Plan after consultation with our independent compensation advisors. We approved a design for the three-year cash LTIP that includes established targets for compound sales growth and return on sales over fiscal years 2004 through 2006 and a potential adjustment up or down by twenty percent depending on the company’s total return to shareowners measured against a group of peer companies.

There were no multi-year cash LTIPs that became payable at the end of fiscal year 2004. This one-year gap resulted as we transitioned from a two-year to a three-year performance cycle for these LTIPs.

Compensation of the Chief Executive Officer

Mr. Jones’ base salary of $750,000 has been in effect since January 1, 2003. No adjustment was made to Mr. Jones’s salary during fiscal year 2004. In determining Mr. Jones’ annual incentive for fiscal year 2004, we assessed his individual performance against his personal goals and the enterprise goals for fiscal year 2004 and otherwise used the same criteria as for the other four Named Executive Officers (see Compensation for Fiscal Year 2004 – Annual Incentives above). The performance against goals for fiscal year 2004 was at record levels and the $1,430,300 annual incentive amount was awarded Mr. Jones in November 2004. The cash compensation package was determined by us after consultation with our independent compensation consultant and without any recommendation from management.

We granted stock options and a multi-year cash LTIP to Mr. Jones in November 2003 commensurate with his level of responsibility and consistent with the same criteria as the other four Named Executive Officers. No multi-year cash LTIP was payable to Mr. Jones at the end of fiscal year 2004 for the same reason that none were payable to the other four Named Executive Officers as noted above.

Compensation Deductibility

Under Internal Revenue Code Section 162(m), a publicly held company may not deduct in any taxable year compensation in excess of one million dollars paid in that year to its chief executive officer and its other four most highly compensated executive officers unless the compensation is “performance based.” Awards under the Senior Executive ICP, grants of stock options and grants of LTIPs are designed to be “performance based” compensation. Since we retain discretion with respect to base salaries and certain other compensation awards, those elements would not qualify as “performance based” compensation for these purposes. For fiscal year 2004, we believe that all of the compensation for the Named Executive Officers is deductible under this tax code provision.

Compensation Committee

Richard J. Ferris, Chairman

Joseph F. Toot, Jr.

Chris A. Davis

SHAREOWNER RETURN PERFORMANCE PRESENTATION

Comparison of Thirty-Nine-Month Cumulative Total Return

Rockwell Collins, Inc., S&P Composite-500, S&P Aerospace and Defense

The cumulative total returns on our Common Stock and each index as of the dates set forth below and plotted in the above graph are as follows:

	Cumulative Total Returns
	7/2/01	9/30/01	9/30/02	9/30/03	10/01/04
Rockwell Collins, Inc.	$100.00	$60.28	$94.77	$110.83	$168.52
S&P Composite-500	100.00	84.47	67.17	83.55	95.13
S&P Aerospace and Defense	100.00	81.69	90.15	91.98	123.09
Closing market price at specified date	23.66	14.20	21.94	25.25	37.91

PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

The Audit Committee of our Board of Directors has selected the firm of Deloitte & Touche LLP (“Deloitte”) as our auditors for fiscal year 2005, subject to the approval of our shareowners. Deloitte has acted as our auditors since our inception as a public company in June 2001.

Before the Audit Committee selected Deloitte, it carefully considered the qualifications of that firm, including their prior performance and their reputation for integrity and for competence in the fields of accounting and auditing. Representatives of the auditors are expected to be present at the annual meeting, they will have an opportunity to make a statement if they desire to do so, and they are expected to respond to appropriate questions.

Fees Paid to Independent Auditors

The aggregate fees billed by Deloitte in fiscal years 2004 and 2003 were as follows (in thousands):

	2004	2003
Audit Fees (1)	$2,092	$1,748
Audit-Related Fees (2)	442	254
Tax Fees (3)	868	2,433
All Other Fees	0	0

Total	$3,402	$4,435

(1)	For professional services performed by Deloitte for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	For assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of our financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; attestations by Deloitte that are not required by statute or regulations; and consulting on financial accounting and reporting standards.

(3)	For tax compliance services, including preparation of original and amended tax returns, refund claims, tax audit assistance and tax work stemming from audit-related items ($646,000 in 2004 and $1,417,000 in 2003) and tax planning services including research and advice on federal, state and international tax matters ($222,000 in 2004 and $1,016,000 in 2003).

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a pre-approval policy requiring it to pre-approve the audit and permissible non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee pre-approved all the fiscal year 2004 services provided by Deloitte. The Audit Committee also pre-approved in November 2004 certain audit and non-audit services contemplated to be performed by Deloitte in fiscal year 2005. The pre-approval policy requires that the details be provided to the Audit Committee of the particular service or category of service contemplated to be performed and such services are generally subject to a specific budget. The Audit Committee may also pre-approve separately services to be performed on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members, but not to management. Any pre-approvals by a member under this delegation are to be reported to the Audit Committee at its next scheduled meeting. Management and Deloitte are required to periodically report to the Audit Committee on the extent of the services provided by Deloitte pursuant to the pre-approval, including the fees for the services performed to date.

The Board of Directors recommends that you vote “FOR” the selection of Deloitte & Touche LLP as our auditors, which is presented as item (2) on the accompanying proxy card.

VOTE REQUIRED

The three nominees for election as directors to serve until the 2008 Annual Meeting of Shareowners who receive the greatest number of votes cast for the election of directors at the meeting by the holders of our Common Stock entitled to vote at the meeting, a quorum being present, shall become directors at the conclusion of the tabulation of votes. An affirmative vote of the holders of a majority of the voting power of our Common Stock present in person or represented by proxy and entitled to vote on the subject matter, a quorum being present, is necessary to approve the selection of Deloitte as our auditors as proposed in item (2) of the accompanying Notice of 2005 Annual Meeting of Shareowners. The presence, in person or by proxy, of the holders of at least a majority of the shares of our Common Stock issued and outstanding on the record date set for the meeting is necessary to have a quorum for the annual meeting.

Under Delaware law and our Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all shareowners present in person or represented by proxy at the meeting and entitled to vote on the subject matter, whether those shareowners vote “for”, “against” or abstain from voting (excluding broker non-votes), will be counted for purposes of determining the minimum number of affirmative votes required for approval of item (2) and the total number of votes cast “for” that matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. The shares of a shareowner who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is present in person or represented by proxy. An abstention from voting or a broker non-vote on a matter by a shareowner present in person or represented by proxy at the meeting has no effect in the election of directors (assuming a quorum is present). Although broker non-votes would be entirely disregarded in determining the vote on any other matter, abstentions from voting have the same legal effect as a vote “against” any other matter even though the shareowner or interested parties analyzing the results of the voting may interpret such a vote differently.

OTHER MATTERS

The Board of Directors does not know of any other matters which may be presented at the meeting. Our By-Laws required notice by November 15, 2004 for any matter to be brought before the meeting by a shareowner. In the event of a vote on any matters other than those referred to in items (1) and (2) of the accompanying Notice of 2005 Annual Meeting of Shareowners, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of copies of such forms we have received and written representations from certain reporting persons confirming that they were not required to file Forms 5 for fiscal year 2004, we believe that all of our officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal year 2004.

ANNUAL REPORTS

Our 2004 Annual Report to Shareowners, including financial statements for fiscal year 2004, is being mailed to shareowners together with this Proxy Statement.

We will provide to shareowners, without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year 2004, as filed with the SEC (without exhibits). Exhibits to the Form 10-K will be furnished upon written request and payment of a fee of ten cents per page covering our costs. Written requests should be directed to us at 400 Collins Road NE, Cedar Rapids, Iowa 52498, Attention: Investor Relations.

Our 2004 Annual Report to Shareowners, our Form 10-K for fiscal year 2004 and this Proxy Statement are also available free of charge on our website at www.rockwellcollins.com. All reports we file with the SEC are also available free of charge via EDGAR through the SEC’s website at www.sec.gov.

SHAREOWNER PROPOSALS FOR ANNUAL MEETING IN 2006

To be eligible for inclusion in our proxy statement, shareowner proposals for our 2006 Annual Meeting of Shareowners must be received by us on or before August 23, 2005 at the Office of the Secretary at our corporate headquarters, 400 Collins Road NE, Cedar Rapids, Iowa 52498. In addition, our By-Laws require a shareowner desiring to propose any matter for consideration of the shareowners at our 2006 Annual Meeting of Shareowners to notify our Secretary in writing at the address listed in the preceding sentence on or after October 19, 2005 and on or before November 18, 2005. If the number of directors to be elected to the Board at our 2006 Annual Meeting of Shareowners is increased and there is no public announcement by us naming all of the nominees for director or specifying the increased size of the Board on or before November 7, 2005, a shareowner proposal with respect to nominees for any new position created by such increase will be considered timely if received by our Secretary not later than the tenth day following such public announcement by us.

EXPENSES OF SOLICITATION

The cost of the solicitation of proxies will be borne by us. In addition to the use of the mail, proxies may be solicited personally, or by telephone, facsimile or e-mail, by a few of our regular employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

ELECTRONIC ACCESS OF PROXY MATERIALS

As an alternative to receiving printed copies of annual reports and proxy materials in future years, we offer shareowners the opportunity to receive annual report and proxy mailings electronically. One of our main goals is to maximize shareowner value. In addition to aligning our businesses to focus on the unique issues and needs of our customers, we are leveraging technology to maximize cost savings. By consenting to electronic access of future annual reports and proxy statements, you will help us reduce printing and postage costs.

To take advantage of this offer, please indicate your consent by following the instructions provided on the accompanying proxy card or as you vote by Internet or you can enroll at www.econsent.com/col/. Please have the proxy card you received in hand when making this election. If you own your shares through a broker or bank or other nominee, you may contact them directly to request electronic access. You must have access to a computer and the Internet and expect to have such access in the future to be eligible. Selecting this option means that you will no longer receive a printed copy of our annual report and proxy statement unless you request one. Each year you will receive information regarding the Internet website containing the annual report and proxy statement and voting instructions. If you consent to electronic access, you will be responsible for your usual telephone and Internet charges (e.g., online fees) in connection with the electronic access of the proxy materials and annual report.

Your consent to electronic access will continue to be effective until you revoke it. You may cancel your consent at no cost to you at any time by going to www.econsent.com/col/ and following the instructions or by contacting your broker, bank or other nominee.

GENERAL Q&A ABOUT THE MEETING

Why are you receiving this proxy statement?  We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Rockwell Collins, Inc. for use at the 2005 Annual Meeting of Shareowners to be held on February 15, 2005, and at any adjournments thereof.

On or about December 28, 2004, we commenced mailing to our shareowners:    (1) this proxy statement, (2) the accompany proxy card, and (3) a copy of our 2004 Annual Report to Shareowners.

What is a proxy?  A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

What is a proxy statement?  This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully. In addition, you may obtain information about Rockwell Collins, Inc. from the 2004 Annual Report delivered with this proxy statement.

What is the purpose of the meeting?  The purpose of the 2005 Annual Meeting of Shareowners is to obtain shareowner action on the matters outlined in the notice of meeting included with this proxy statement. These matters include the election of three directors and approval of the selection of Deloitte & Touche LLP as our independent auditors for fiscal year 2005. This proxy statement provides you with detailed information about each of these matters.

Who can vote?  Shareowners of record as of the close of business on December 17, 2004 are entitled to vote. On that day, 177,881,112 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

How many shares are you entitled to vote?  The number of shares you own, which you are entitled to vote, are reflected on the proxy card and coded as follows: COM—common shares registered with our

Transfer Agent; SAV PL—shares in the Rockwell Collins Savings Plans; AUTO SAV PL—shares in the Rockwell Automation Savings Plans; ESPP—shares in the Rockwell Collins employee stock purchase plan; or USA ESPP—shares in the United Space Alliance employee stock purchase plan. These designations apply only if you hold your shares through the Transfer Agent or these plans.

What is the difference between a record owner and an owner holding shares in “street name”? If your shares are registered in your name, you are a record owner. If your shares are in the name of your broker or bank or other nominee, your shares are held in “street name”.

How do you vote if your shares are held in your name as a record owner? You have a choice of voting by:

•	Internet;
•	Telephone;
•	Mail; or
•	In person at the Annual Meeting.

Voting on the Internet is easy and fast. Go to the website referenced on the enclosed proxy card and follow the instructions. Please have the proxy card in hand when going online. This vote will be counted immediately, and there is no need to send in the proxy card.

Voting by telephone is also simple and fast. Call the toll-free number on the proxy card and listen for further instructions. In order to respond to the questions, you must have a touch-tone phone and the proxy card in hand. This vote will be counted immediately, and there is no need to send in the proxy card.

If you are a shareowner of record, you can save us money by voting by telephone or on the Internet. Alternatively, you can vote by mail by completing, signing, dating and mailing the enclosed proxy card.

If you plan to attend the Annual Meeting, you can vote in person. In order to vote in person at the Annual Meeting, you will need to bring proper identification with you to the meeting.

As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By filing a written notice of revocation with our Corporate Secretary;
•	By duly signing and delivering a proxy that bears a later date;
•	By subsequently voting by telephone or Internet as described above; or
•	By attending the Annual Meeting and voting in person.

How do you vote if your shares are held in “street name”? If your shares are registered in the name of your broker or nominee, you should vote your shares using the method directed by that broker or other nominee. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible “street” name shareowners the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareowners whose banks or brokerage firms are participating in ADP’s program. If you plan to attend the Annual Meeting and to vote in person, you should contact your broker or nominee to obtain a broker’s proxy card and bring it, together with proper identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

How do you vote if you participate in our Direct Stock Purchase and Dividend Reinvestment Plan? Shareowners participating in the Wells Fargo, Shareowner Service Plus Plan that allows for direct stock purchases and dividend reinvestment are record owners, and Wells Fargo will vote the shares that it holds for the participant’s account only in accordance with the proxy returned by the participant to Wells Fargo, or in accordance with instructions given pursuant to our telephone or Internet voting procedures.

How do you vote shares held in the Rockwell Collins Savings Plans and the Rockwell Automation Savings Plans? If you are a participant in the Rockwell Collins Savings Plans and/or Rockwell Automation Savings Plans, the portion of the voting card providing directions to the trustee will serve as the voting instruction card to the trustee of the plans for all shares of our Common Stock that you own through the plan(s).

Will your vote be confidential?  It is our policy to keep confidential the proxy cards, ballots and voting tabulations that identify individual shareowners, except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The judges of election and any employees associated with processing proxy cards or ballots and tabulating the vote are required to acknowledge their responsibility to comply with this policy of confidentiality.

What are your voting choices and what is the required vote?  By giving us your proxy, you authorize our senior management to vote your shares at the Annual Meeting or any adjournments thereof in the manner you indicate.

Proposal 1: Election of Directors.  With respect to the election of nominees for director, you may:

•	Vote “for” the election of all of the nominees for director named in this proxy statement;
•	“Withhold” authority to vote for all of the nominees; or
•	Withhold authority to vote for any individual nominee by writing that nominee’s number in the space provided.

If a quorum is present at the Annual Meeting, the three nominees receiving the greatest number of votes will be elected to serve as directors. Because of this, non-voted shares and shares whose votes are withheld will not affect the outcome of the election for directors. Shareowners may not vote for more than three nominees.

Proposal 2:    Approval of Selection of Auditors.  With respect to the proposal to approve the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2005, you may:

•	Vote “for” the selection of auditors;
•	Vote “against” the selection of auditors; or
•	“Abstain” from voting on the proposal.

If a quorum is present at the Annual Meeting, the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this proposal will be required to approve the appointment of Deloitte & Touch LLP as our independent auditors. Because of this, a vote to abstain from voting on this matter will have the effect of a vote against the selection of the independent auditors.

What does it mean if you receive more than one proxy card?  If you receive more than one proxy card, it likely means you have multiple accounts with brokers, our savings plans and/or our transfer agent. Please vote all of these shares.

Where can you find the voting results of the Annual Meeting?  We intend to announce the preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2005.

December 20, 2004

Exhibit A

ROCKWELL COLLINS, INC.

AUDIT COMMITTEE CHARTER

The Audit Committee has been constituted by the Board for the purpose of overseeing (1) the accounting and financial reporting processes of the Corporation, (2) the integrity and audits of the financial statements of the Corporation, (3) the compliance by the Corporation with legal and regulatory requirements, (4) the qualifications and independence of the Corporation’s independent auditors, and (5) the performance of the Corporation’s internal and independent auditors.

The Audit Committee shall consist of at least three members of the Board of Directors, one of whom shall be designated the Chairman. The Chairman and other members of the Audit Committee shall meet the independence, qualification, and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”). In particular, each member of the Audit Committee must be financially literate; as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after appointment to this Committee. In addition, at least one member of the Audit Committee must have accounting or related financial management expertise; as such qualification is interpreted by the Board in its business judgment. Moreover, at least one member of the Audit Committee must qualify as an “audit committee financial expert”, as defined by applicable law and the SEC. The members of the Audit Committee shall be appointed on the recommendation of the Board Nominating and Governance Committee and may be replaced by the Board.

If an audit committee member simultaneously serves on the audit committees of more than three public companies, then the Board of Directors must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Corporation’s Audit Committee and disclose such determination in the Corporation’s proxy statement.

The Audit Committee shall meet about four times a year, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable. The Committee structure and operations shall be governed by Article IV of the Corporation’s By-Laws.

The Audit Committee shall have the authority to retain outside legal, financial or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Corporation shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Corporation, compensation to any advisors retained by the Audit Committee, and ordinary administrative expenses incurred by the Audit Committee.

The Audit Committee shall:

1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.	Review and discuss the Corporation’s annual audited financial statements and quarterly financial statements with management and the independent auditors, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

3.	Recommend to the Board whether the annual audited financial statements should be included in the Corporation’s Annual Report on Form 10-K.

4.	Review with management and the independent auditors (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, any major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies; and (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including the development, selection and disclosure of critical accounting policies, and analyses of the effect of alternative assumptions, estimates or generally accepted accounting principles (“GAAP”) methods on the Corporation’s financial statements.

5.	Discuss periodically with management the Corporation’s quarterly earnings press releases as well as financial information and earnings guidance provided to analysts, rating agencies and others. This responsibility may be done generally (i.e., by discussing the types of information to be disclosed and the type of presentation to be made — paying particular attention to any use of “pro forma”, or “adjusted” non-GAAP, information). The Committee need not discuss in advance each instance in which a company may provide earnings guidance. However, the Committee or the Chairman of the Committee (or another member of the Committee designated by the Chairman) should review the quarterly earnings releases and discuss them with management and the independent auditors prior to their release to the public.

6.	Meet periodically to review with management and the independent auditors their views on the Corporation’s major financial risk exposures, including the Corporation’s risk assessment and risk management policies, and the steps management has taken to monitor and control such exposures. The Audit Committee should discuss guidelines and policies that govern the process by which risk assessment and management is undertaken.

7.	Be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors engaged (including resolution of any disagreement between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation.

8.	Have the sole authority to appoint or replace the independent accounting firm to audit the Corporation’s financial statements (with that appointment being submitted for shareowner ratification), and approve in advance all audit and permitted non-audit services (including engagement fees, scope and terms) with the independent auditors. The Audit Committee delegates to the Chairman of the Committee the authority to grant certain pre-approvals of audit and non-audit services by the independent auditors. At the beginning of each year, the Audit Committee shall define the categories of audit and non-audit services that the Chairman is authorized to pre-approve. The Chairman will inform the Audit Committee at the next Committee meeting of any pre-approval decisions made by the Chairman. The independent auditors shall report directly to the Audit Committee. Approval by the Audit Committee of non-audit services to be performed by the independent auditors shall be disclosed to investors in the applicable periodic or annual report filed with the SEC.

9.	Discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements.

10.	Review the experience and qualifications of the senior members of the independent auditors team. Also, review the number of years that the lead audit partner and the audit partner responsible for reviewing the audit have performed audit services for the Corporation in the previous five fiscal years in order to address compliance with the five year audit partner rotation requirement.

11.	Obtain and review reports from the independent auditors at least annually describing (a) the auditors’ internal quality-control procedures, (b) any material issues raised by the most recent quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditors and the Corporation. Evaluate the qualifications, performance and independence of the independent auditors, including considering whether the auditors’ quality controls are adequate and whether the provision of any permitted non-audit services is compatible with maintaining the auditors’ independence and taking into account the opinions of management and the internal auditor. The Audit Committee should present its conclusions with respect to the qualifications, performance and independence to the entire Board of Directors.

12.	Set clear hiring policies regarding the hiring of employees or former employees of the independent auditors who were engaged on the Corporation’s account.

13.	Meet with the independent auditors to review and approve the scope of the audit.

14.	Obtain from the independent auditors assurance that Section 10A(b) of the Securities Exchange Act of 1934 has not been implicated.

15.	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 and 90 relating to the conduct of the audit.

16.	Review with the independent auditors any significant problems or difficulties the auditors may have encountered in the course of the audit work and any management letter provided by the auditors and the Corporation’s response to that letter. Such review should include any significant difficulties encountered in the course of the audit work, including any restrictions on the scope of independent auditor’s activities or access to required information, significant changes to the audit plan and any disagreement with management, which if not satisfactorily resolved would have affected the auditors’ opinion.

17.	Review the appointment of and periodically review the performance of the General Auditor.

18.	Review with the Corporation’s General Auditor:

(a)	the internal audit department responsibilities, budget and staffing;

(b)	the scope of the annual internal audit plan;

(c)	any comments the General Auditor may have on major issues related to the internal audit activities or restrictions, if any, imposed on them; and

(d)	any significant findings of internal audits and management’s responses.

19.	Submit the audit committee report required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual meeting proxy statement.

20.	Monitor compliance by the employees of the Corporation and its subsidiaries and controlled affiliated entities with applicable legal requirements and the Corporation’s standards of business conduct and conflict of interest policies.

21.	Review with the Corporation’s General Counsel legal matters that may have a material effect on the financial statements, the Corporation’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

22.	Meet about four times per year with the Corporation’s senior executive officers, the Corporation’s General Auditor and the independent auditors in separate executive sessions.

23.	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

24.	Review any disclosures by the CEO and CFO, prior to their periodic report certification to the SEC, regarding (a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information; and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal control over financial reporting.

25.	Review and discuss reports from the independent auditors related to (a) all critical accounting policies and practices used by the Corporation; (b) material alternative treatments of financial information permitted by GAAP that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (c) other material written communications between the independent auditors and management such as any management letter or schedule of unadjusted differences before the independent auditor’s quarterly or annual report on the financial statements of the Corporation is filed with the SEC.

26.	Annually review its own performance.

27.	Report regularly to the Board any material issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the qualifications, performance and independence of the independent auditors, or the performance of the internal audit department.

28.	Review any other matter brought to its attention within the scope of its duties.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Those duties are the responsibility of management and the independent auditors.

If you plan to attend the Annual Meeting of Shareowners to be held in Cedar Rapids, Iowa on February 15, 2005, please be sure to:

•	mark the appropriate box on the proxy card and mail the card using the enclosed envelope; or

•	indicate your desire to attend the meeting through our telephone or Internet voting procedures; or

•	call the Corporation’s Shareowner Relations line at (319) 295-4045.

This year we will not be distributing admittance cards. Instead, if you indicated “Yes” you plan to attend, then your name will be on the admittance list at the Annual Meeting Registration Desk.

ROCKWELL COLLINS, INC.

ANNUAL MEETING OF SHAREOWNERS

Tuesday, February 15, 2005

10:00 A.M.

The Cedar Rapids Marriott

1200 Collins Road NE

Cedar Rapids, IA 52402

YOUR VOTE IS IMPORTANT!

You can vote by Internet, telephone or mail.

See the instructions on the other side of this proxy card.

If you consented to access your proxy information electronically, you may view it by going to Rockwell Collins’ website. You can get there by typing in the following address: http://www.shareholder.com/col/annual.cfm

If you would like to access the proxy materials electronically next year go to the following Consent site address: http://www.econsent.com/col/

PROXY

ROCKWELL COLLINS, INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Clayton M. Jones and Gary R. Chadick, jointly and severally, with full power of substitution, to vote shares of capital stock which the undersigned is entitled to vote at the Annual Meeting of Shareowners of Rockwell Collins, Inc. to be held at The Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa on February 15, 2005, or any postponement(s) or adjournment(s) thereof. Such proxies are directed to vote as specified or, if no specification is made, FOR proposal (1) the election of the three nominees proposed for election as directors with terms expiring at the Annual Meeting in 2008, and FOR proposal (2) the selection of auditors. The proxies are authorized to vote in accordance with their discretion on such other matters as may properly come before the meeting.

This card also constitutes your voting instructions for shares held of record in the savings plans of Rockwell Collins, Inc. (the Rockwell Collins Retirement Savings Plan and the Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees) and/or the savings plans of Rockwell Automation, Inc. (the Rockwell Automation Retirement Savings Plan for Salaried Employees, the Rockwell Automation Retirement Savings Plan for Hourly Employees, the Rockwell Automation Retirement Savings Plan for Certain Employees, the Rockwell Automation Savings and Investment Plan for Represented Hourly Employees and the Rockwell Automation Retirement Savings Plan for Represented Hourly Employees) (“Plans”) and the undersigned hereby authorizes the trustees of these plans to vote the undersigned shares held in their accounts. The trustee is authorized under certain circumstances and in its discretion to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof. If no specification is made, the trustee will vote in accordance with its respective voting powers.

To vote in accordance with the Board of Directors’ recommendations just sign and date the other side; no boxes need to be checked.

See reverse for voting instructions.

COMPANY #

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ****EASY ****IMMEDIATE

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. (Central Time) on February 14, 2005. Have your proxy card and the last four digits of your Social Security Number available when you call and then follow the instructions.

VOTE BY INTERNET — http://www.eproxy.com/col/ — QUICK **** EASY **** IMMEDIATE

Use the Internet to transmit your voting instructions and for electronic delivery information until 11:59 p.m. (Central Time) on February 14, 2005. Have your proxy card and the last four digits of your Social Security Number available when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Rockwell Collins, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

YOUR VOTE IS IMPORTANT

Vote by Internet or Telephone 24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy by telephone or Internet, you do NOT need to mail back your proxy card.

òPlease detach hereò

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

PROPOSAL 1: ELECTION OF THREE DIRECTORS:

1.	For the election of three directors to serve as Class I directors:	01 M.P.C. Carns 02 C. A. Davis 03 J.F. Toot, Jr.	☐	Vote FOR all nominees (except as noted below)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

PROPOSAL 2: THE SELECTION OF AUDITORS:

2.	For the selection of Deloitte & Touche LLP as our auditors for fiscal year 2005.		☐ For ☐ Against ☐ Abstain

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

This year we will not be distributing admittance cards. Instead, if you indicated “Yes” you plan to attend, then your name will be on the admittance list at the Annual Meeting Registration Desk.

Address Change? Mark Box ☐ Indicate changes below:				Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.